T. ROWE PRICE GROUP, INC.

STATEMENT OF POLICY ON SECURITIES TRANSACTIONS

(Excerpt from the Code of Ethics and Conduct of T. Rowe Price Group, Inc.)

BACKGROUND INFORMATION.

Legal Requirement. In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, and the various United Kingdom and other jurisdictions’ laws and regulations, T. Rowe Price Group, Inc.(“Price Group”) and the mutual funds (“Price Funds”) which its affiliates manage have adopted this Statement of Policy on Securities Transactions (“Statement”).

Price Advisers’* Fiduciary Position. As investment advisers, the Price Advisers are in a fiduciary position which requires them to act with an eye only to the benefit of their clients, avoiding those situations which might place, or appear to place, the Price Advisers or their officers, directors and employees in conflict with the interests of clients.

Purpose of Statement. The Statement was developed to help guide Price Group’s employees and independent directors and the independent directors of the Price Funds and the T. Rowe Price Savings Bank (“Savings Bank”) in the conduct of their personal investments and to:

•	eliminate the possibility of a transaction occurring that the Securities and Exchange Commission (“SEC”) or other regulatory bodies would view as illegal, such as Front Running (see definition below);

•	avoid situations where it might appear that Price Group or the Price Funds or any of their officers, directors, employees, or other personnel had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

•	prevent, as well as detect, the misuse of material, non-public information.

Those subject to the Code of Ethics and Conduct of T. Rowe Price Group, Inc. (“Code”), including the independent directors of Price Group, the Price Funds and the Savings Bank, are urged to consider the reasons for the adoption of this Statement. Price Group’s and the Price Funds’ reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of the Price Advisers and the independent directors of the Price Funds.

Front Running. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.

*	“Price Advisers” are investment advisers affiliated with Price Group.

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QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (International personnel) when you have questions as to the application of this Statement to individual circumstances.

EXCESSIVE TRADING OF MUTUAL FUND SHARES. The issue of excessive trading by mutual fund shareholders is a serious one and is not unique to T. Rowe Price. Employees may not engage in trading of shares of a Price Fund that is inconsistent with the prospectus of that Fund.

Excessive trading occurs when an investor in a fund places frequent trades in and out of the fund, often holding shares for a very short period of time. Frequent purchase and redemption activity drives up fund administration costs and negatively impacts the investment strategy of the fund. T. Rowe Price is committed to protecting the interests of long-term shareholders.

The T. Rowe Price Funds’ excessive trading policy (“Policy”) states that during any 120-day period, you may not exceed one buy-and-one sell or one sell-and-one buy occurrence in any individual T. Rowe Price Fund. If you exceed this limit or if your trading activity involves market timing, you are in violation of this Policy. If you purchase shares through an intermediary (e.g., a broker/dealer, recordkeeper or other third party), you are in violation of the Policy if you exceed the limit of one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period or if you hold fund shares for less than 60 calendar days. Pre-authorized, systematic transactions, such as contributions made through payroll, loans and withdrawals, are exempt from these trading guidelines and transactions in shares of Price money market funds are not subject to this Policy. However, exchanges between a money fund and a non-money fund are subject to the Policy.

This Policy is set forth in each Fund’s prospectus, which governs all trading activity in the Fund regardless of whether you are holding T. Rowe Price Fund shares as a retail investor or through your T. Rowe Price U.S. Retirement Program account.

In addition to any action taken by the affected Fund, violation of this Policy may also result in the Ethics Committee imposing disciplinary action, including suspension of trading privileges, forfeiture of profits or the amount of losses avoided, and termination of employment.

Employees are also expected to abide by trading restrictions imposed by other funds as described in their prospectuses. If you violate the trading restrictions of a non-Price Fund, the Ethics Committee may impose the same penalties available for violation of the Price Funds excessive trading Policy.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity (except the independent directors of Price Group and the Savings Bank) is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person’s or Non-Access Person’s spouse, minor children, and certain other relatives, as further described on page 4-5 of this Statement. All Access Persons except the independent directors of the Price Funds are subject to all provisions of this Statement except certain restrictions on purchases in initial public offerings that apply only to Investment Personnel. The independent directors of the Price Funds are not subject to prior transaction clearance requirements and are subject to modified reporting as described on p. 4-20. Non-Access Persons are subject to the general principles of the

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Statement and its reporting requirements, but are only required to receive prior transaction clearance for transactions in Price Group stock. The persons and entities covered by this Statement are:

Price Group. Price Group, each of its subsidiaries and affiliates, and their retirement plans.

Employee Partnerships. Partnerships such as Pratt Street Ventures.

Personnel. Each officer, inside director and employee of Price Group and its subsidiaries and affiliates, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds.

Certain Temporary Workers. These workers include:

•	All temporary workers hired on the Price Group payroll (“TRP Temporaries”);

•	All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

•	All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group’s employees (versus project work that stands apart from ongoing work); and

•	Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

Retired Employees. Retired employees of Price Group who receive investment research information from one or more of the Price Advisers will be subject to this Statement.

Independent Directors of Price Group, the Savings Bank and the Price Funds. The independent directors of Price Group include those directors of Price Group who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Savings Bank include those directors of the Savings Bank who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be “interested persons” of Price Group.

Although subject to the general principles of this Statement, including the definition of “beneficial ownership,” independent directors are subject only to modified reporting requirements. See pp. 4-20 to 4-24. The trades of the independent directors of the Price Funds are not subject to prior transaction clearance requirements. The trades of the independent directors of Price Group and of the Savings Bank are not subject to prior transaction clearance requirements except for transactions in Price Group stock.

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ACCESS PERSONS. Certain persons and entities are classified as “Access Persons” under the Code. The term “Access Person” means:

•	the Price Advisers;

•	any officer (vice president or above) or director of any of the Price Advisers or the Price Funds (except the independent directors of the Price Funds are not subject to prior transaction clearance and have modified reporting requirements, as described below);

•	any person associated with any of the Price Advisers or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of securities by a Price Fund or other advisory client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

•	any person in a control relationship to any of the Price Advisers or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

All Access Persons are notified of their status under the Code.

Investment Personnel. An Access Person is further identified as “Investment Personnel” if, in connection with his or her regular functions or duties, he or she “makes or participates in making recommendations regarding the purchase or sale of securities” by a Price Fund or other advisory client.

The term “Investment Personnel” includes, but is not limited to:

•	those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm’s clients (investment counselors and members of the mutual fund advisory committees);

•	research and credit analysts; and

•	traders who assist in the investment process.

All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code. Investment Personnel are prohibited from investing in initial public offerings. See pp. 4-12; 4-15.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed “Non-Access Persons.” If a Non-Access Person is married to an Access Person, then the non-Access Person is deemed to be an Access Person under the beneficial ownership provisions described below. However, the independent directors of Price Group and the Savings Bank are not included in this definition.

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TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

First, you are a “beneficial owner” of the security under the Rule 16a-1 of the Exchange Act, as defined below; or

Second, if you control or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization (e.g., a power of attorney to direct transactions in another person’s account) of an unrelated person’s or entity’s brokerage account, or are directing another person’s or entity’s trades, those transactions will usually be subject to this Statement to the same extent your personal trades would be as described below.

Definition of Beneficial Owner. A “beneficial owner” is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

•	securities held by members of the person’s immediate family sharing the same household, although the presumption of beneficial ownership may be rebutted;

•	a person’s interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

•	a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

•	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

•	certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

•	a person’s right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

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Requests for Clarifications or Interpretations Regarding Beneficial Ownership or Control. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, unless you have no control over the transaction. Such a situation may arise, for example, if you have delegated investment authority to an independent investment adviser or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, the Statement may not apply to those securities and you may wish to seek clarification or an interpretation.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement’s relevant prior transaction clearance and/or reporting requirements, you should submit a written request for clarification or interpretation to either Baltimore Legal/Compliance or the TRP International Compliance Team, as appropriate. Any such request for clarification or interpretation should name the account, your interest in the account, the persons or firms responsible for its management, and the specific facts of the situation. Do not assume that the Statement is not applicable; you must receive a clarification or interpretation about the applicability of the Statement. Clarifications and interpretations are not self-executing; you must receive a response to a request for clarification or interpretation directly from Baltimore Legal/Compliance or the TRP International Compliance Team before proceeding with the transaction or other action covered by this Statement.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS GENERALLY. As described, certain transactions require prior clearance before execution. Receiving prior transaction clearance does not relieve you from conducting your personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running).

TRANSACTIONS IN STOCK OF PRICE GROUP. Because Price Group is a public company, ownership of its stock subjects its officers, inside and independent directors, employees and all others subject to the Code to special legal requirements under the United States securities laws. You are responsible for your own compliance with these requirements. In connection with these legal requirements, Price Group has adopted the following rules and procedures:

Independent Directors of Price Funds. The independent directors of the Price Funds are prohibited from owning the stock or other securities of Price Group.

Quarterly Earnings Report. Generally, all Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must refrain from initiating transactions in Price Group stock in which they have a beneficial interest from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. You will be notified in writing by the Management Committee from time to time as to the controlling dates.

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Prior Transaction Clearance of Price Group Stock Transactions Generally. Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Group stock owned beneficially, including through the Employee Stock Purchase Plan (“ESPP”). A transfer includes a change in ownership name of shares of Price Group stock, including a transfer of the shares into street name to be held in a securities account and any transfers of shares of Price Group stock between securities firms or accounts, including accounts held at the same firm.

Prior Transaction Clearance Procedures for Price Group Stock. Requests for prior transaction clearance must be in writing on the form entitled “Notification of Proposed Transaction” (available on the firm’s Intranet under Corporate/Employee Transactions – TRPG Stock) and must be submitted to the Finance and Corporate Tax Department, BA-5215 or faxed to 410-345-3223. The Finance and Corporate Tax Department is responsible for processing and maintaining the records of all such requests. This includes not only market transactions, but also sales of stock purchased either through the ESPP or through a securities account if shares of Price Group stock are transferred there from the ESPP. Purchases effected through the ESPP are automatically reported to the Finance and Corporate Tax Department.

Prohibition Regarding Transactions in Publicly-Traded Price Group Options. Transactions in publicly-traded options on Price Group stock are not permitted.

Prohibition Regarding Short Sales of Price Group Stock. Short sales of Price Group stock are not permitted.

Applicability of 60-Day Rule to Price Group Stock Transactions. Transactions in Price Group stock are subject to the 60-Day Rule except for transactions effected through the ESPP, the exercise of employee stock options granted by Price Group and the subsequent sale of the derivative shares, and shares obtained through an established dividend reinvestment program.

For a full description of the 60-Day Rule, please see page 4-28.

Gifts of Price Group stock, although subject to prior transaction clearance, are also not subject to this Rule.

For example, purchases of Price Group stock in the ESPP through payroll deduction are not considered in determining the applicability of the 60-Day Rule to market transactions in Price Group stock. See p. 4-28.

The 60-Day Rule does apply to shares transferred out of the ESPP to a securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP.

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Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock from the Finance and Corporate Tax Department.

Initial Disclosure of Holdings of Price Group Stock. Each new employee must report to the Finance and Corporate Tax Department any shares of Price Group stock of which he or she has beneficial ownership no later than 10 business days after his or her starting date.

Dividend Reinvestment Plans for Price Group Stock. Purchases of Price Group stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior transaction clearance if the firm has been previously notified by the employee that he or she will be participating in that plan. Reporting of transactions effected through that plan need only be made quarterly through statements provided to Baltimore Legal/Compliance or the TRP International Compliance Team by the financial institution (e.g., broker/dealer) where the account is maintained, except in the case of employees who are subject to Section 16 of the Exchange Act, who must report such transactions immediately.

Effectiveness of Prior Clearance. Prior transaction clearance of transactions in Price Group stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Finance and Corporate Tax Department prior to the proposed transaction, or (ii) the person receiving the clearance comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Group stock is not executed within this time period, a new clearance must be obtained before the individual can execute the proposed transaction.

Reporting of Disposition of Proposed Transaction. You must use the form returned to you by the Finance and Corporate Tax Department to notify it of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Group stock owned directly. The notice must be returned within two business days of the trade’s execution or within seven business days of the date of prior transaction clearance if the trade is not executed.

Insider Reporting and Liability. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company (“Insiders”) are subject to the requirements of Section 16. Insiders include the directors and certain executive officers of Price Group. The Finance and Corporate Tax Department informs any new Insider of this status.

SEC Reporting. There are three reporting forms which Insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Group stock. Although the Finance and Corporate Tax Department will provide assistance in complying with these requirements as an accommodation to Insiders, it remains the legal responsibility of each Insider to ensure that the applicable reports are filed in a timely manner.

•	Form 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an Insider (i.e., is

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•	elected as a director or appointed as an executive officer) to report all current holdings of Price Group stock. Following the election or appointment of an Insider, the Finance and Corporate Tax Department will deliver to the Insider a Form 3 for appropriate signatures and will file the form electronically with the SEC.

•	Form 4. Any change in the Insider’s ownership of Price Group stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. Following receipt of the Notice of Disposition of the proposed transaction, the Finance and Corporate Tax Department will deliver to the Insider a Form 4, as applicable, for appropriate signatures and will file the form electronically with the SEC.

•	Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock, gifts, etc. may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

Liability for Short-Swing Profits. Under the United States securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Group) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm or its designated payee upon request.

Office of Thrift Supervision (“OTS”) Reporting. T. Rowe Price Associates, Inc. (“TRPA”) and Price Group are holding companies of the Savings Bank, which is regulated by the OTS. OTS regulations require the directors and senior officers of TRPA and Price Group to file reports regarding their personal holdings of the stock of Price Group and of the stock of any non-affiliated bank, savings bank, bank holding company, or savings and loan holding company. Although the Bank’s Compliance Officer will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person to ensure that the required reports are filed in a timely manner.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS.

Access Persons other than the independent directors of the Price Funds must, unless otherwise provided for below, obtain prior transaction clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls. Non-Access Persons are not required to obtain prior clearance before engaging in any securities transactions, except for transactions in Price Group stock.

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Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock from the Finance and Corporate Tax Department.

Where required, prior transaction clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage (generally available only to U.S. residents) or through an unaffiliated broker/dealer or other entity. Please note that the prior clearance procedures do not check compliance with the 60-Day Rule (p. 4-28); you are responsible for ensuring your compliance with this rule.

The independent directors of the Price Funds are not required to received prior transaction clearance in any case.

TRANSACTIONS (OTHER THAN IN PRICE GROUP STOCK) THAT DO NOT REQUIRE EITHER PRIOR TRANSACTION CLEARANCE OR REPORTING. The following transactions do not require either prior transaction clearance or reporting:

Mutual Funds and Variable Insurance Products. The purchase or redemption of shares of any open-end investment companies, including the Price Funds, and variable insurance products, except that any employee who serves as the president or executive vice president of a Price Fund must report his or her beneficial ownership or control of shares in that Fund to Baltimore Legal/Compliance through electronic mail to Dottie Jones.

U.S. Government Obligations. Purchases or sales of direct obligations of the U.S. Government.

Certain Commodity Futures Contracts. Purchases or sales of commodity futures contracts for tangible goods (e.g., corn, soybeans, wheat) if the transaction is regulated solely by the United States Commodity Futures Trading Commission (“CFTC”). Futures contracts for financial instruments, however, must receive prior clearance.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT DO NOT REQUIRE PRIOR TRANSACTION CLEARANCE BUT MUST BE REPORTED BY BOTH ACCESS PERSONS AND NON-ACCESS PERSONS.

Unit Investment Trusts. Purchases or sales of shares in unit investment trusts registered under the Investment Company Act of 1940, including such unit investment trusts as DIAMONDS (“DIA”), SPYDER (“SPY”) and NASDAQ-100 Index Tracking Stock (“QQQ”).

National Government Obligations (other than U.S.). Purchases or sales of direct obligations of national (non-U.S.) governments.

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Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

Stock Splits, Reverse Stock Splits, and Similar Acquisitions and Dispositions. The acquisition of additional shares or the disposition of existing corporate holdings through stock splits, reverse stock splits, stock dividends, exercise of rights, exchange or conversion. Reporting of such transactions need only be made quarterly.

Mandatory Tenders. Purchases and sales of securities pursuant to a mandatory tender offer.

Spousal Employee-Sponsored Payroll Deduction Plans. Purchases, but not sales, by an Access Person’s spouse pursuant to an employee-sponsored payroll deduction plan (e.g., a 401(k) plan or employee stock purchase plan), provided Baltimore Legal/Compliance (U.S.-based personnel) or the TRP International Compliance Team (International personnel) has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan. Reporting of such transactions need only be made quarterly. A sale or exchange of stock held in such a plan is subject to the prior transaction clearance requirements.

Exercise of Stock Option of Corporate Employer by Spouse. Transactions involving the exercise by an Access Person’s spouse of a stock option issued by the corporation employing the spouse. However, a subsequent sale of the stock obtained by means of the exercise, including sales effected by a “cash-less” transactions, must receive prior transaction clearance.

Dividend Reinvestment Plans. Purchases effected through an established Dividend Reinvestment Plan (“DRP”). Reporting of these transactions may be made quarterly. An Access Person’s purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person’s purchase of shares in addition to those purchased with dividends (a “Connected Purchase”) and any sale of shares from the DRP must receive prior transaction clearance.

Systematic Investment Plans/Savings Schemes. Purchases effected through a systematic investment plan (i.e., a regular savings scheme or savings plan) involving the automatic investment of a set dollar or other currency amount on predetermined dates, provided Baltimore Legal/Compliance (U.S.-based personnel) or the TRP International Compliance Team (International personnel) has been previously notified by the Access Person that he or she will be participating in the plan or scheme. Reporting of Systematic Investment Plan/Savings Scheme transactions need only be made quarterly. An Access Person’s purchase of securities of the issuer to initiate participation in the plan and any sale of shares from such a plan must receive prior clearance.

Inheritances. The acquisition of securities through inheritance.

Gifts. The giving of or receipt of a security as a gift.

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The independent directors of the Price Funds are subject to modified reporting requirements.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT REQUIRE PRIOR TRANSACTION CLEARANCE BY ACCESS PERSONS. If the transaction or security is not listed above as not requiring prior transaction clearance, you should assume that it is subject to this requirement unless specifically informed otherwise by Baltimore Legal/Compliance or the TRP International Compliance Team. The only Access Persons not subject to the prior transaction clearance requirements are the independent directors of the Price Funds. Among the transactions that must receive prior transaction clearance are transactions in:

•	Closed-end funds, including U.K. investment trusts and Exchange Traded Funds (“ETFs”) (e.g., iShares, Cubes) unless organized as unit investment trusts under the Investment Company Act, and

•	Sector index funds that are closed-end funds.

OTHER TRANSACTION REPORTING REQUIREMENTS. Any transaction that is subject to the prior transaction clearance requirements on behalf of an Access Person (except the independent directors of the Price Funds), including purchases in initial public offerings and private placement transactions, must be reported. Although Non-Access Persons are not required to receive prior transaction clearance for securities transactions (other than Price Group stock), they must report any transaction that would require prior transaction clearance by an Access Person. The independent directors of Price Group, the Price Funds and the Savings Bank are subject to modified reporting requirements.

PROCEDURES FOR OBTAINING PRIOR TRANSACTION CLEARANCE (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS. Unless prior transaction clearance is not required as described above or the Chairperson of the Ethics Committee or his or her designee has otherwise determined that prior transaction clearance is not required, Access Persons, other than the independent directors of the Price Funds, must receive prior transaction clearance for all securities transactions.

Access Persons should follow the procedures set forth below, depending upon their location, before engaging in the transactions described. If an Access Person is not certain whether a proposed transaction is subject to the prior transaction clearance requirements, he or she should contact Baltimore Legal/Compliance or the TRP International Compliance Team, as appropriate, before proceeding.

For U.S. - Based Access Persons:

Procedures For Obtaining Prior Transaction Clearance For Initial Public Offerings (“IPOs”):

Non-Investment Personnel. Access Persons who are not Investment Personnel (“Non-Investment Personnel”) may purchase securities that are the subject of an IPO only

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after receiving prior transaction clearance in writing from the Chairperson of the Ethics Committee or his or her designee (“Designee”). An IPO would include, for example, an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Exchange Act.

In considering such a request for prior transaction clearance, the Chairperson or his or her Designee will determine whether the proposed transaction presents a conflict of interest with any of the firm’s clients or otherwise violates the Code. The Chairperson or his or her Designee will also consider whether:

1.	The purchase is made through the Non-Investment Personnel’s regular broker;

2.	The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel’s account; and

3.	The transaction otherwise meets the requirements of the NASD restrictions, as applicable, regarding the sale of a new issue to an account in which a “restricted person,” as defined in NASD Rule 2790, has a beneficial interest.

In addition to receiving prior transaction clearance from the Chairperson of the Ethics Committee or his or her Designee, Non-Investment Personnel must also check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. If a client order has been received since the initial prior transaction approval was given, the prior transaction clearance will be withdrawn.

Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm’s clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm’s clients have had the opportunity to purchase in the secondary market once the underwriting is completed — commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

Investment Personnel. Investment Personnel may not purchase securities in an IPO.

Non-Access Persons. Although Non-Access Persons are not required to receive prior transaction clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative of Investment Services is reminded that NASD Rule 2790 may restrict his or her ability to buy shares in a new issue.

Procedures For Obtaining Prior Transaction Clearance For Private Placements. Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior transaction clearance in writing has been obtained from the Chairperson of the Ethics Committee or his or her Designee. In considering such a request for prior transaction clearance, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm’s clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The

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Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee. These investments may also have special reporting requirements, as discussed under “Procedures for Reporting Transactions,” at p. 4-20.

Continuing Obligation. An Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm’s investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

Registered representatives of Investment Services are reminded that NASD rules may restrict investment in a private placement in certain circumstances.

Procedures For Obtaining Prior Transaction Clearance For All Other Securities Transactions. Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via iTrade on the firm’s intranet. The iTrade system automatically sends any request for prior transaction approval that requires manual intervention to the Equity Trading Department. If iTrade is not available, requests may be made orally, in writing, or by electronic mail (email address “Personal Trades” in the electronic mail address book). Obtaining clearance by electronic mail if iTrade is not available is strongly encouraged. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or Sedol), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale, or buy to cover. Responses to all requests will be made by iTrade or the Equity Trading Department, documenting the request and whether or not prior transaction clearance has been granted. The Examiner system maintains the record of all approval and denials, whether automatic or manual.

Requests will normally be processed on the same day; however, additional time may be required for prior transaction clearance for certain securities, including non-U.S. securities.

Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction is effective for three (3) business days from and including the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., certain transactions through Transfer Agents or spousal employee-sponsored payroll deduction plans), please notify Baltimore Legal/Compliance before entering the order.

Reminder. If you are an Access Person and become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within 10 business days of your knowledge of their existence.

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For International Access Persons:

Procedures for Obtaining Prior Transaction Clearance for Initial Public Offerings (“IPOs”):

Non-Investment Personnel. Access Persons who are not Investment Personnel (“Non-Investment Personnel”) may purchase securities that are the subject of an IPO only after receiving prior transaction clearance in writing from the TRP International Compliance Team.

The TRP International Compliance Team will determine whether the proposed transaction presents a conflict of interest with any of the firm’s clients or otherwise violates the Code. The Team will also consider whether:

1.	The purchase is made through the Non-Investment Personnel’s regular broker;

2.	The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel’s account; and

3.	The transaction otherwise meets the requirements of the NASD’s restrictions regarding the sale of a new issue to an account in which a “restricted person,” as defined in NASD Rule 2790, has a beneficial interest, if this is applicable.

In addition to receiving prior transaction clearance from the TRP International Compliance Team, Non-Investment Personnel must also check with the T. Rowe Price International Compliance Team the day the offering is priced before purchasing in the IPO. The T. Rowe Price International Compliance Team will contact the London Dealing Desk to confirm that no client order has been received since the initial prior transaction approval was given. If a client order has been received, the prior transaction clearance will be withdrawn.

Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm’s clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm’s clients have had the opportunity to purchase in the secondary market once the underwriting is completed – commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

Investment Personnel. Investment Personnel may not purchase securities in an IPO.

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Procedures for Obtaining Prior Transaction Clearance for Private Placements. Prior transaction clearance to invest in or sell securities through a private placement of securities, including the purchase of limited partnership interests, must be sought from the TRP International Compliance Team in the usual manner. The prior transaction clearance process will include a review by a member of the Investment Team to determine whether the investment opportunity (private placement) should be reserved for the firm’s clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm, as well as approval by a member of the Ethics Committee. These investments may also have special reporting requirements, as discussed under “Procedures for Reporting Transactions” at p. 4-20.

Continuing Obligation. Any Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm’s investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the TRP International Compliance Team.

Registered representatives of Investment Services are reminded that NASD rules may restrict investment in a private placement in certain circumstances.

Procedures For Obtaining Prior Transaction Clearance For All Other Securities Transactions. Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via iTrade on the firm’s intranet. The iTrade system automatically sends any request for prior transaction approval that requires manual intervention to the TRP International Compliance Team. If iTrade is not available, requests may be made orally, in writing, or by electronic mail (email address “TRPI Compliance” in the electronic mail address book). Obtaining clearance by electronic mail if iTrade is not available is strongly encouraged. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or SEDOL), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale or buy to cover. Responses to all requests will be made by iTrade or the TRP International Compliance Team, documenting the request and whether or not prior transaction clearance has been granted. The Examiner system maintains the record of all approvals and denials, whether automatic or manual.

Requests will normally be processed on the same day they are received; however, additional time may be required in certain circumstances (e.g., to allow checks to be made with overseas offices as necessary).

Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction, whether obtained via iTrade or from the TRP International Compliance Team, is effective for three (3) business days from and including the date the clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be

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obtained. For example, if prior transaction clearance is granted at 2:00 pm Monday, the trade must be executed by Wednesday. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., an Individual Savings Account), please notify the TRP International Compliance Team before entering the order.

Reminder. If you are an Access Person and become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within 10 business days of your knowledge of their existence.

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION. Prior transaction clearance will usually not be granted for a proposed transaction by the Trading Department, either directly or by iTrade, and/or by the Chairperson of the Ethics Committee or by the TRP International Compliance Team if:

Pending Client Orders. Orders have been placed by any of the Price Advisers to purchase or sell the security unless certain size or volume parameters as described below under “Large Issuer/Volume Transactions” are met.

Purchases and Sales Within Seven (7) Calendar Days. The security has been purchased or sold by any client of a Price Adviser within seven calendar days immediately prior to the date of the proposed transaction, unless certain size or volume parameters as described below under “Large Issuer/Volume Transactions” are met.

For example, if a client transaction occurs on Monday, prior transaction clearance is not generally granted to an Access Person to purchase or sell that security until Tuesday of the following week. Transactions in securities in pure as opposed to enhanced index funds are not considered for this purpose.

If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to an Access Person’s transactions in that security.

Approved Company Rating Changes. A change in the rating of an approved company as reported in the firm’s Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

Securities Subject to Internal Trading Restrictions. The security is limited or restricted by any of the Price Advisers as to purchase or sale by Access Persons.

If for any reason an Access Person has not received a requested prior transaction clearance for a proposed securities transaction, he or she must not communicate this information to another person and must not cause any other person to enter into such a transaction.

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Requests for Reconsideration of Prior Transaction Clearance Denials. If an Access Person has not been granted a requested prior transaction clearance, he or she may apply to the Chairperson of the Ethics Committee or his or her designee for reconsideration. Such a request must be in writing and must fully describe the basis upon which the reconsideration is being requested. As part of the reconsideration process, the Chairperson or his or her designee will determine if any client of any of the Price Advisers may be disadvantaged by the proposed transaction by the Access Person. The factors the Chairperson or his or her designee may consider in making this determination include:

•	the size of the proposed transaction;

•	the nature of the proposed transaction (i.e., buy or sell) and of any recent, current or pending client transactions;

•	the trading volume of the security that is the subject of the proposed Access Person transaction;

•	the existence of any current or pending order in the security for any client of a Price Adviser;

•	the reason the Access Person wants to trade (e.g., to provide funds for the purchase of a home); and

•	the number of times the Access Person has requested prior transaction clearance for the proposed trade and the amount of time elapsed between each prior transaction clearance request.

TRANSACTION CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. All Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must request broker-dealers, investment advisers, banks, or other financial institutions executing their transactions to send a duplicate confirmation or contract note with respect to each and every reportable transaction, including Price Group stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see page 4-5 for a discussion of beneficial ownership and control concepts) as follows:

•	U.S.-based personnel should have this information sent to the attention of Compliance, Legal Department, T. Rowe Price, P.O. Box 17218, Baltimore, Maryland 21297-1218.

•	International personnel should have this information sent to the attention of the TRP International Compliance Team, T. Rowe Price International, Inc., 60 Queen Victoria Street, London EC4N 4TZ United Kingdom.

The independent directors of Price Group, the Price Funds, and the Savings Bank are subject to modified reporting requirements described at pp. 4-20 – 24.

If transaction or statement information is provided in a language other than English, the employee should provide a translation into English of the documents.

NOTIFICATION OF SECURITIES ACCOUNTS. Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must give notice before opening or trading in a securities account with any broker, dealer, investment adviser, bank, or other financial institution, including TRP Brokerage, as follows:

•	U.S.-based personnel must give notice by email to Legal/Compliance (email address “Legal Compliance”);

•	International personnel must give notice in writing (which may include email) to the TRP International Compliance Team.

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The independent directors of Price Group, the Price Funds, and the Savings Bank are not subject to this requirement.

New Personnel Subject to the Code. A person subject to the Code must give written notice as directed above of any existing securities accounts maintained with any broker, dealer, investment adviser, bank or other financial institution within 10 business days of association with the firm.

You do not have to report accounts at transfer agents or similar entities if the only securities in those accounts are variable insurance products or mutual funds if these are the only types of securities that can be held or traded in the accounts. If other securities can be held or traded, the accounts must be reported. For example, if you have an account at T. Rowe Price Services, Inc., a transfer agent that holds shares of a Price Fund, that account does not have to be reported. If, however, you have a brokerage account it must be reported even if the only securities currently held or traded in it are mutual funds.

Officers, Directors and Registered Representatives of Investment Services. The NASD requires each associated person of T. Rowe Price Investment Services, Inc. to:

•	Obtain approval for a securities account from Investment Services (whether the registered person is based in the United States or internationally); the request for approval should be in writing, directed to Baltimore Legal/Compliance, and submitted before opening or placing the initial trade in the securities account; and

•	If the securities account is with a broker/dealer, provide the broker/dealer with written notice of his or her association with Investment Services.

Annual Statement by Access Persons. Each Access Person, except an Access Person who is an independent director of the Price Funds, must also file with the firm a statement of his or her accounts as of year-end in January of the following year.

Reminder. If you become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, then the associated securities accounts become subject to the account reporting requirements.

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PROCEDURES FOR REPORTING TRANSACTIONS. The following requirements apply both to Access Persons and Non-Access Persons except the independent directors of Price Group, the Price Funds and the Savings Bank, who are subject to modified reporting requirements:

Report Form. If the executing firm provides a confirmation, contract note or similar document directly to the firm, you do not need to make a further report. You must report all other transactions on the form designated “T. Rowe Price Employee’s Report of Securities Transactions,” which is available on the firm’s Intranet under Corporate/Legal. You must report any transaction reported on a periodic (e.g., monthly, quarterly) statement, rather than on a confirmation, contract note or similar document, yourself using this form.

When Reports are Due. You must report a securities transaction within ten (10) business days after the trade date or within ten (10) business days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. Reporting of transactions involving a systematic investment plan/savings scheme, in an established dividend reinvestment plan, or the purchase of securities by a spouse pursuant to an employee-sponsored payroll deduction plan, however, may be reported quarterly.

The TRP International Compliance Team will send all reports it receives to Baltimore Legal/Compliance on a quarterly basis.

Reporting Certain Private Placement Transactions. If your investment requires periodic capital calls (e.g., in a limited partnership) you must report each capital call within ten (10) business days. This is the case even if you are an Access Person and you received prior transaction clearance for a total cumulative investment.

Reminder. If you become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, the transactions in these securities become subject to the transaction reporting requirements.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS.

Transactions in Publicly Traded Securities. An independent director of the Price Funds must report transactions in publicly-traded securities where the independent director controls or directs such transactions. These reporting requirements apply to transactions the independent director effects for his or her own beneficial ownership as well as the beneficial ownership of others, such as a spouse or other family member. An independent director does not have to report securities transactions in accounts over which the independent director has no direct or indirect influence or control (e.g., transactions in an account managed by an investment professional pursuant to a discretionary agreement and where the independent director does not participate in the investment decisions).

Transactions in Non-Publicly Traded Securities. An independent director does not have to report transactions in securities which are not traded on an exchange or listed on NASDAQ (i.e., non-publicly traded securities), unless the independent director knew, or in the ordinary

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course of fulfilling his or her official duties as a Price Funds independent director, should have known that during the 15-day period immediately before or after the independent director’s transaction in such non-publicly traded security, a Price Adviser purchased, sold or considered purchasing or selling such security for a Price Fund or Price advisory client.

Methods of Reporting. An independent director has the option to satisfy his or her obligation to report transactions in securities via a Quarterly Report or by arranging for the executing brokers of such transactions to provide duplicate transaction confirmations directly to Baltimore Legal/Compliance.

Quarterly Reports. If a Price Fund independent director elects to report his or her transactions quarterly: (1) a report for each securities transaction must be filed with Baltimore Legal/Compliance no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. Baltimore Legal/ Compliance will send to each independent director of the Price Funds who chooses to report transactions on a quarterly basis a reminder letter and reporting form approximately ten days before the end of each calendar quarter.

Duplicate Confirmation Reporting. An independent director of the Price Funds may also instruct his or her broker to send duplicate transaction information (confirmations) directly to Baltimore Legal/Compliance. An independent director who chooses to have his or her broker send duplicate account information to Baltimore Legal/Compliance in lieu of directly reporting broker-executed transactions must nevertheless continue to report in the normal way (i.e., Quarterly Reports) any securities transactions for which a broker confirmation is not generated.

Among the types of transactions that are commonly not reported through a broker confirmation and may therefore have to be reported directly to T. Rowe Price are:

•	Exercise of Stock Option of Corporate Employer;

•	Inheritance of a Security;

•	Gift of a Security; and

•	Transactions in Certain Commodities Futures Contracts (e.g., financial indices).

An independent director of the Price Funds must include any transactions listed above, as applicable, in his or her Quarterly Reports if not otherwise contained in a duplicate broker confirmation. Baltimore Legal/Compliance will send to each independent director of the Price Funds who chooses to report transactions through broker confirmations a reminder letter and reporting form approximately ten days before the end of each calendar quarter so that transactions not reported by broker confirmations can be reported on the reporting form.

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Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from the Price Funds. An independent director of the Price Funds shall report to Baltimore Legal/Compliance any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than the Price Funds.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to Baltimore Legal/Compliance, providing the name of the issuer and the total number of the issuer’s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director of the Price Funds owns more than  1/2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to Baltimore Legal/Compliance. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to Baltimore Legal/Compliance unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

Investments in Price Group. An independent director of the Price Funds is prohibited from owning the common stock or other securities of Price Group.

Investments in Non-Listed Securities Firms. An independent director of the Price Funds may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed on NASDAQ or the purchase or sale has otherwise been approved by the Price Fund Boards.

Restrictions on Client Investment Partnerships.

Co-Investing. An independent director of the Price Funds is not permitted to co-invest in client investment partnerships of Price Group or its affiliates, such as Strategic Partners, Threshold, and Recovery.

Direct Investment. An independent director of the Price Funds is not permitted to invest as a limited partner in client investment partnerships of Price Group or its affiliates.

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Dealing with Clients. Aside from market transactions effected through securities exchanges or via NASDAQ, an independent director of the Price Funds may not, directly or indirectly, sell to or purchase from a client any security. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE GROUP.

Reporting of Personal Securities Transactions. An independent director of Price Group is not required to report his or her personal securities transactions (other than transactions in Price Group stock) as long as the independent director does not obtain information about the Price Advisers’ investment research, recommendations, or transactions. However, each independent director of Price Group is reminded that changes to certain information reported by the respective independent director in the Annual Questionnaire for Independent Directors are required to be reported to Corporate Records in Baltimore (e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from Price Group. An independent director of Price Group shall report to Baltimore Legal/Compliance any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than Price Group.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of Price Group owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to Baltimore Legal/Compliance, providing the name of the issuer and the total number of the issuer’s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director of Price Group owns more than  1/2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to Baltimore Legal/Compliance. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to Baltimore Legal/Compliance unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE SAVINGS BANK. The independent directors of the Savings Bank are not required to report their personal securities transactions (other than transactions in Price Group stock) as long as they do not obtain information about the Price Advisers’ investment research,

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recommendations, or transactions, other than information obtained because the Savings Bank is a client of one or more of the Price Advisers. In addition, the independent directors of the Savings Bank may be required to report other personal securities transactions and/or holdings as specifically requested from time to time by the Savings Bank in accordance with regulatory or examination requirements.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to all Access Persons, except the independent directors of the Price Funds, and to all Non-Access Persons:

Dealing with Clients. Access Persons and Non-Access Persons may not, directly or indirectly, sell to or purchase from a client any security. Market transactions are not subject to this restriction. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers and does not apply to transactions in a spousal employer-sponsored payroll deduction plan or spousal employer-sponsored stock option plan.

Investment Clubs. These restrictions vary depending upon the person’s status, as follows:

Non-Access Persons. A Non-Access Person may form or participate in a stock or investment club without prior clearance from the Chairperson of the Ethics Committee (U.S.–based personnel) or the TRP International Compliance Team (international personnel). Only transactions in Price Group stock are subject to prior transaction clearance. Club transactions must be reported just as the Non-Access Person’s individual trades are reported.

Access Persons. An Access Person may not form or participate in a stock or investment club unless prior written clearance has been obtained from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Generally, transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior transaction clearance and reporting requirements applicable to an individual Access Person’s trades. If, however, the Access Person has beneficial ownership solely by virtue of his or her spouse’s participation in the club and has no investment control or input into decisions regarding the club’s securities transactions, the Chairperson of the Ethics Committee or the TRP International Compliance Team may, as appropriate as part of the prior clearance process, require the prior transaction clearance of Price Group stock transactions only.

Margin Accounts. While margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with firms with which you maintain a regular securities account relationship.

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Trading Activity. You are discouraged from engaging in a pattern of securities transactions that either:

•	is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

•	involves securities positions that are disproportionate to your net assets.

At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to you and/or the appropriate supervisor if ten or more reportable trades occur in your account(s) in a month, or if circumstances otherwise warrant this action.

The following rules apply only to Access Persons other than the independent directors of the Price Funds:

Large Issuer/Volume Transactions. Although subject to prior transaction clearance, transactions involving securities of certain large issuers or of issuers with high trading volumes, within the parameters set by the Ethics Committee (the “Large Issuer/Volume List”), will be permitted under normal circumstances, as follows:

Transactions involving no more than U.S. $20,000 (all amounts are in U.S. dollars) or the nearest round lot (even if the amount of the transaction marginally exceeds $20,000) per security per seven (7) calendar day period in securities of:

•	issuers with market capitalizations of $5 billion or more, or

•	U.S. issuers with an average daily trading volume in excess of 500,000 shares over the preceding 90 calendar days are usually permitted, unless the rating on the security as reported in the firm’s Daily Research News has been changed to a 1 or a 5 within the seven (7) calendar days immediately prior to the date of the proposed transaction.

These parameters are subject to change by the Ethics Committee. An Access Person should be aware that if prior transaction clearance is granted for a specific number of shares lower than the number requested, he or she may not be able to receive permission to buy or sell additional shares of the issuer for the next seven (7) calendar days.

If you believe one or both of these criteria should be applied to a non-U.S. issuer, you should contact Baltimore Legal/Compliance or the TRP International Compliance Team, as appropriate. When contacted, the TRP International Compliance Team will coordinate the process with Baltimore Legal/Compliance.

Transactions Involving Options on Large Issuer/Volume List Securities. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the “Options and Futures” discussion on p. 4-26. Otherwise, in the case of

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options on an individual security on the Large Issuer/Volume List (if it has not had a prohibited rating change), an Access Person may trade the greater of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying security. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

Transactions Involving Exchange-Traded Index Options. Generally, an Access Person may trade the greater of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying securities. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying securities. These parameters are subject to change by the Ethics Committee.

Please note that an option on a Unit Investment Trust (e.g., QQQ) is not an exchange-traded index option and does not fall under this provision. See the discussion under General Information on Options and Futures below.

Client Limit Orders. Although subject to prior transaction clearance, an Access Person’s proposed trade in a security is usually permitted even if a limit order has been entered for a client for the same security, if:

•	The Access Person’s trade will be entered as a market order; and

•	The client’s limit order is 10% or more away from the market at the time the Access Person requests prior transaction clearance.

Japanese New Issues. All Access Persons are prohibited from purchasing a security which is the subject of an IPO in Japan.

General Information on Options and Futures (Other than Exchange – Traded Index Options). If a transaction in the underlying instrument does not require prior transaction clearance (e.g., National Government Obligations, Unit Investment Trusts), then an options or futures transaction on the underlying instrument does not require prior transaction clearance. However, all options and futures transactions, except the commodity futures transactions described on page 4-10, must be reported even if a transaction in the underlying instrument would not have to be reported (e.g., U.S. Government Obligations). Transactions in publicly traded options on Price Group stock are not permitted. See p. 4-7. Please consult the specific discussion on Exchange – Traded Index Options above for transactions in those securities.

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Before engaging in options and futures transactions, Access Persons should understand the impact that the 60-Day Rule and intervening client transactions may have upon their ability to close out a position with a profit (see page 4-28).

Options and Futures on Securities and Indices Not Held by Clients of the Price Advisers. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on a security (and options or futures on such security) or index that is not held by any of the Price Advisers’ clients.

Options on Securities Held by Clients of the Price Advisers. With respect to options on securities of companies which are held by any of Price Advisers’ clients, it is the firm’s policy that an Access Person should not profit from a price decline of a security owned by a client (other than a “pure” Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Large Issuer/Volume List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

Other Options and Futures Held by Clients of the Price Advisers. Any other option or futures transaction with respect to domestic or foreign securities held by any of the Price Advisers’ clients will receive prior transaction clearance if appropriate after due consideration is given, based on the particular facts presented, as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of the Price Advisers’ clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

Closing or Exercising Option Positions. A transaction initiated by an Access Person to exercise an option or to close an option transaction must also receive prior transaction clearance. If an intervening client transaction in the underlying security has occurred since the position was opened, the Access Person may not receive prior clearance to initiate a transaction to exercise the option or to close out the position, as applicable.

Short Sales. Short sales by Access Persons are subject to prior clearance unless the security itself does not otherwise require prior clearance. In addition, Access Persons may not sell any security short which is owned by any client of one of the Price Advisers unless a transaction in that security would not require prior clearance. Short sales of Price Group stock are not permitted. All short sales are subject to the 60-Day Rule described below.

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The 60-Day Rule. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. An “equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security that may result in a gain within 60 days of the purchase of the underlying security. In addition, the rule applies regardless of the Access Person’s other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on February 27, 2004, he or she may not sell any shares of XYZ stock at a profit for 60 days following February 27, 2004. The 60-Day Rule “clock” restarts each time the Access Person trades in that security.

The closing of a position in a European style option on any security other than an index will result in a 60-Day Rule violation if the position was opened within the 60-day window and the closing transaction results in a gain. Multiple positions will not be netted to determine an overall gain or loss in options on the same underlying security expiring on the same day.

The 60-Day Rule does not apply to:

•	any transaction by a Non-Access Person other than transactions in Price Group stock not excluded below;

•	any transaction that does not require from prior transaction clearance (e.g., purchase or sale of unit investment trust, including SPYDER and QQQ, exercise of corporate stock option by Access Person spouse, systematic investment plan; see p. 4-10);

•	any transaction in a security in which either the acquisition or the sale of that security does not require prior transaction clearance (e.g., if an Access Person inherits a security, a transaction that did not require prior transaction clearance, then he or she may sell the security inherited at a profit within 60 calendar days of its acquisition);

•	the purchase and sale or sale and purchase of exchange-traded index options;

•	any transaction in Price Group stock effected through the ESPP (note that the 60-Day Rule does apply to shares transferred out of the ESPP to a securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP);

•	the exercise of “company-granted” Price Group stock options and the subsequent sale of the derivative shares; and

•	any purchase of Price Group stock through an established dividend reinvestment plan.

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Prior transaction clearance procedures do not check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade. If you have any questions about whether this Rule will be triggered by a proposed transaction, you should contact Baltimore Legal/Compliance or the TRP International Compliance Team before requesting prior transaction clearance for the proposed trade.

Access Persons may request in writing an interpretation from the Chairperson of the Ethics Committee that the 60-Day Rule should not apply to a specific transaction or transactions.

Investments in Non-Listed Securities Firms. Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or prior transaction clearance is given under the private placement procedures (see pp. 4-13; 4-16).

REPORTING OF ONE – HALF OF ONE PERCENT OWNERSHIP. If an employee owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report this in writing to Baltimore Legal/Compliance, providing the name of the company and the total number of such company’s shares beneficially owned.

GAMBLING RELATED TO THE SECURITIES MARKETS. All persons subject to the Code are prohibited from wagering, betting or gambling related to individual securities, securities indices or other similar financial indices or instruments. This prohibition applies to wagers placed through casinos, betting parlors or internet gambling sites and is applicable regardless of where the activity is initiated (e.g., home or firm computer or telephone). This specific prohibition does not restrict the purchase or sale of securities through a securities account reporting to Baltimore Legal/Compliance or the TRP International Compliance Team, even if these transactions are effected with a speculative investment objective.

DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 calendar days after the starting date), each Access Person, except an independent director of the Price Funds, is required by United States securities laws to disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership and control (“Securities Holdings Report”) (see page 4-5 for definition of the term Beneficial Owner) and provide or reconfirm the information regarding all of his or her securities accounts. The form to provide the Securities Holdings Report will be provided upon commencement of employment, appointment or promotion and should be submitted to Baltimore Legal/Compliance (U.S.-based personnel) or the TRP International Compliance Team (International personnel). The form on which to report securities accounts can be found on the firm’s Intranet under Corporate/Legal.

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Each Access Person, except an independent director of the Price Funds, is also required to file a “Personal Securities Report,” consisting of a Statement of Personal Securities Holdings and a Securities Account Verification Form Report, on an annual basis. The Personal Securities Report must be as of year end and be filed with the firm in January of the following year.

CONFIDENTIALITY OF RECORDS. Price Group makes every effort to protect the privacy of all persons and entities in connection with their Securities Holdings Reports, Reports of Securities Transactions, Reports of Securities Accounts, and Personal Securities Reports.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of employment or other association with Price Group and the Price Funds. The Ethics Committee, Baltimore Legal/Compliance, and the TRP International Compliance Team are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person’s and entity’s compliance with this Statement and to otherwise prevent and detect violations.

Violations by Access Persons, Non-Access Persons and Independent Directors of Price Group or the Savings Bank. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price Group, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price Group and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

Violations by Independent Directors of Price Funds. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Board will impose such sanctions as it deems appropriate.

March, 2004

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